Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Employment Agreement”), effective as of January 9, 2012, by and between Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Michael Macaluso (the “Executive”) is made as of October 4, 2013 (“Amendment Date”).

WHEREAS, the Company and the Executive (together the “Parties”) entered into the Employment Agreement;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved an increase to the Executive’s annual compensation; and

WHEREAS, the Parties have agreed to modify the Employment Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Section 3(a) of the Employment Agreement shall be replaced in its entirety with the following sentence:

“The Company shall pay Employee a base salary of $300,000 per annum, effective October 1, 2013, payable at least monthly on the Company’s regular pay cycle for professional employees (the “Base Salary”). Except as specifically otherwise provided herein, the Base Salary may be increased only by recommendation of the Compensation Committee of the Board and ratified by the Compensation Committee or a majority of the independent members of the Board.”

2. All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have executed this Amendment as of the Amendment Date written above.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Mark D. McGregor
Its:	Chief Financial Officer

MICHAEL MACALUSO

/s/ Michael Macaluso
Michael Macaluso